Sentinel Investments

One National Life Drive, Montpelier, Vermont 05604 sentinelinvestments.com

February 6, 2008

State Street Bank and Trust Company Attn: Custody Department 801 Pennsylvania Kansas City, MO 64105 Re: Custody Agreement dated October 1, 2000 Mark:

This is to advise you that Sentinel Group Funds, Inc. in accordance with the Additional Portfolios provision of Section 10(B) of the Custody Agreement dated as of October 1, 2000, by and between the Sentinel Group Funds, Inc. and State Street Bank and Trust Company. Sentinel Group Funds, Inc. hereby requests that your bank act as custodian for the portfolio listed on Schedule A (attached hereto) under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to Sentinel Group Funds, Inc. and retaining one for your records.

Sincerely,

SENTINEL GROUP FUNDS, INC. By: /s/ Thomas P. Malone Name: Thomas P. Malone Title: Vice President, Duly Authorized Agreed and Accepted: STATE STREET BANK AND TRUST COMPANY

By: Name: Title:	/s/ Mark Nicholson Mark Nicholson Senior Vice President, Duly Authorized

Effective DATE: March 1, 2008

One National Life Drive, Montpelier, Vermont 05604 sentinelinvestments.com

Schedule A

Sentinel Responsible Investing (SRI) Core Opportunities Fund Sentinel Responsible Investing (SRI) Emerging Companies Fund